EXHIBIT 99.1

            Contact: John Davenport or Bob Connors, CFO, 510-490-0717

                     FIBERSTARS REPORTS 2nd QUARTER RESULTS

        FREMONT, Calif., August 11, 2005--Fiberstars, Inc. (Nasdaq: FBST) today announced second quarter 2005 results.

        On June 30, Fiberstars announced that its second quarter revenues would be lower than year ago and that it would report a quarterly loss. Revenues for the quarter were $7,645,000, a decrease of 11% over second quarter 2004 sales of $8,550,000. The loss for the quarter was $763,000 ($0.10 per share), vs. a profit of $461,000 ($0.06 per share) in the same period of 2004. Revenues for the six month period ending June 30, 2005 were $14,465,000 compared to $14,558,000 for the same six month period in 2004. The loss for the first six months of 2005 was $1,813,000 ($0.24 per share) compared to a loss of $303,000 ($0.04 per share) for the same period in 2004.

        "We announced at the end of June a company reorganization that is estimated to save $2 million per year in overhead costs vs. current expenses," said John Davenport, Fiberstars CEO. "The Company's headquarters is moving to Solon, Ohio, from Fremont, California. The Pool & Spa marketing and sales team will remain in Northern California at a smaller facility to be identified. This reorganization is also expected to reduce cost of goods on EFO(R) as a larger part of this new energy saving lighting system is to be manufactured offshore. I am pleased to report that the reorganization, under the management of Wayne Platt, is proceeding on schedule and at cost.

        Davenport continued, "The primary problem in the 2nd quarter were Fiberstars' Pool & Spa Market sales, which declined 14% vs. the year ago quarter, with softness in OEM stand-alone spa sales largely accounting for the decline. We made a decision to de-emphasize this small, niche spa market several years ago, and focus attention on developing and promoting EFO. In the fourth quarter, the Pool group will be delivering a range of new products and marketing programs with the goal of stabilizing its business in 2006.

        "EFO sales for the quarter were on plan at $456,000 up from $310,000 in the first quarter and well above the $95,000 in the same quarter a year ago. EFO sales for the first six months of 2005 were $766,000 compared to $223,000 for the same period in 2004. We believe that EFO is beginning to gain traction in the lighting market, as demonstrated by the quarter on quarter and year over year sales growth."

        The following is a summary of recent EFO news:

   . The recently passed Energy Policy Act of 2005 contains a tax deduction for installing efficient lighting in commercial buildings. This potentially will help EFO become installed in buildings where inefficient accent lighting (halogen or incandescent lamps) is currently used or planned.

   . The University of Idaho study on lighting produce using EFO is nearing completion and is scheduled to be issued in the third quarter. It is expected to show a significant benefit using EFO because of the absence of heat on the perishable goods.

   . Fiberstars was recently awarded $1.5 million for two R&D projects on EFO from the Department of Energy. One is for an instant-on version of EFO, and the other is for the development of a faster cure-time in the EFO fiber manufacturing process, which would increase capacity and reduce cost.

   . Fiberstars HEDLight, the project funded by DARPA (the Department of Defense) to produce a mil-spec version of EFO for potential military and government use, will light the Advanced Technology Program booth at the DARPATech show this week. Fiberstars continues to work with DARPA on using the HEDLight product to replace fluorescent tubes in Navy ships. The product of this work also provides the basis for the EFO testing in freezer cases to begin later this year.

        The Company's balance sheet shows $3,349,000 in cash, an increase over the ending cash balance in the prior quarter as cash traditionally builds in the second quarter from the first due to the seasonality of the Pool business. Overall, the balance sheet remains strong with $20,677,000 in net assets and $4,293,000 in debt.

ABOUT FIBERSTARS

        Fiberstars is the world's leading supplier of fiber optic lighting. Fiberstars products are designed, manufactured and marketed in the commercial lighting, sign and swimming pool and spa markets. Fiber optic lighting provides aesthetic, safety, energy savings and maintenance cost benefits over conventional lighting. Fiberstars has 41 patents on its technologies for fiber optic lighting, with 25 patents pending. Customers include fast food restaurant chains, theme parks and casinos, hotels, retail stores, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 44259 Nobel Dr., Fremont, California. The Company has additional offices in Solon, Ohio, New York City, England and Germany. Telephone 510-490-0719. Web site: www.fiberstars.com.

        Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the goals and business outlook for 2005 and thereafter, future pool and spa market sales, the benefits and customer expansion plans involving EFO, expected revenues, profitability and margins, including the benefits of off-shore production, expects results from the University of Idaho study, expected benefits from DARPA and Department of Energy R&D work, expected benefits from the Energy Bill and its rebates, and expected benefits from the alliance and partnership with Gensler and any other alliance or partnership. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company's future include, but are not limited to, the slowing U.S. and world economy and its effects on Fiberstars' markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Fiberstars operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars' SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2004, and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.

                                FIBERSTARS, INC.
                                    CONDENSED
                           CONSOLIDATED BALANCE SHEETS
                             (amounts in thousands)

                                                           JUNE 30,      DECEMBER 31,
                                                             2005            2004
                                                         ------------    ------------
                                                         (unaudited)
ASSETS
Current assets:
    Cash and cash equivalents                            $      3,349    $      3,609
    Accounts receivable trade, net                              6,201           7,224
    Notes and other accounts receivable                            79             152
    Inventories, net                                            7,973           8,433
    Prepaids and other current assets                             526             455
                                                         ------------    ------------
        Total current assets                                   18,128          19,873

Fixed assets, net                                               2,487           2,604
Goodwill, net                                                   4,139           4,279
Intangibles, net                                                   98             150
Other assets                                                      118             112
                                                         ------------    ------------
        Total assets                                     $     24,970    $     27,018

LIABILITIES
Current liabilities:
    Accounts payable                                     $      1,688    $      2,920
    Accrued liabilities                                         2,003           2,374
    Short-term bank borrowings                                    194              38
                                                         ------------    ------------
        Total current liabilities                               3,885           5,332
Long-term bank borrowings                                         408             484
                                                         ------------    ------------
        Total liabilities                                       4,293           5,816

SHAREHOLDERS' EQUITY
Common stock                                                        1               1
Additional paid-in capital                                     29,029          27,520
Unearned stock based compensation                                (407)           (490)

Accumulated other comprehensive income                            358             661
Accumulated deficit                                            (8,304)         (6,490)
                                                         ------------    ------------
        Total shareholders' equity                             20,677          21,202
                                                         ------------    ------------
        Total liabilities and shareholders' equity       $     24,970    $     27,018
                                                         ============    ============

                                FIBERSTARS, INC.
                                    CONDENSED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (amounts in thousands except per share amounts)
                                   (unaudited)

                                                          Three months               Six months
                                                          ended June 30,           ended June 30,
                                                     -----------------------   -----------------------
                                                        2005         2004         2005         2004
                                                     ----------   ----------   ----------   ----------
Net sales                                            $    7,645   $    8,550   $   14,465   $   14,558
Cost of sales                                             4,723        4,983        9,000        8,890
                                                     ----------   ----------   ----------   ----------
        Gross profit                                      2,922        3,567        5,465        5,668
Operating expenses:

    Research and development                                400          217          877          487
    Sales and marketing                                   2,388        2,210        4,708        4,187
    General and administrative                              747          645        1,558        1,268
    Restructure expense                                     197          ---          197          ---
                                                     ----------   ----------   ----------   ----------
        Total operating expenses                          3,732        3,072        7,340        5,942
             Profit (loss) from operations                 (810)         495       (1,875)        (274)
Other income (expense):
    Equity in joint venture's income                         37            1           40            1
    Interest income (expense), net                           (2)         (29)          (5)         (23)
                                                     ----------   ----------   ----------   ----------
        Profit (loss) before income taxes                  (775)         467       (1,840)        (296)
Benefit from (provision for) income taxes                    12           (6)          27           (7)
                                                     ----------   ----------   ----------   ----------
        Net income (loss)                            $     (763)  $      461   $   (1,813)  $     (303)
                                                     ==========   ==========   ==========   ==========
Net income (loss) per share - basic and diluted      $    (0.10)  $     0.06   $    (0.24)  $    (0.04)

Shares used in computing net income per share -
   basic                                                  7,783        7,219        7,620        7,135